EXHIBIT 99.1

WCA Waste Corporation Acquires Houston Area Landfill and Transfer Station

HOUSTON, June 29, 2007 (PRIME NEWSWIRE) -- WCA Waste Corporation (Nasdaq:WCAA) announces today that it has acquired the Ft. Bend Regional Landfill (a 2,664 acre and approximately 46 million cubic yard site currently providing 50 years of life without expansion), a transfer station, collection routes and other assets in Houston, Texas from Waste Services, Inc. for cash and the exchange of WCA Waste Corporation's hauling and transfer operations in the Ft. Myers, Florida market.

Tom Fatjo, Chairman of WCA Waste Corporation, states, "This exchange of assets positions our company with a substantial opportunity for growth, increased profitability and increased internalization in Houston, Texas. We are adding this large municipal solid waste landfill and a permitted and operating transfer station to our existing Houston platform of three operating construction and demolition landfills, two permitted to be constructed transfer stations and approximately one-hundred collection vehicles surrounding the Houston metropolitan area. To have this network of assets in Houston, Texas, the fourth largest city in the United States, allows us to take advantage of many tuck-in hauling acquisitions and municipal contract opportunities."

WCA exchanged $23.7 million in cash, a transfer station and hauling operations in Ft. Myers, Florida for the Ft. Bend Landfill, the transfer station, related hauling operations, and a $10.5 million non-interest bearing note receivable from Waste Services, Inc.

WCA Waste Corporation is an integrated company engaged in the transportation, processing and disposal of non-hazardous solid waste. The Company's operations consists of twenty-four landfills, twenty-four transfer stations/material recovery facilities and twenty-seven collection operations located throughout Alabama, Arkansas, Colorado, Florida, Kansas, Missouri, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's common stock is traded on the NASDAQ National Market System under the symbol "WCAA."

The WCA Waste Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1736

Safe Harbor for Forward-Looking Statements

This press release may contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. This is true of our description of our acquisition strategy and our capital plan (and the effects of such strategy and plan) for example. Such statements include, but are not limited to, plans, objectives, expectations, intentions and other statements that are not historical facts.

All such statements are based upon the current beliefs and expectations of WCA's management and are subject to significant risks and uncertainties. Some of those risks and uncertainties have been more fully described in "Risk Factors and Cautionary Statement about Forward-Looking Statements" in WCA's Annual Report on Form 10-K with respect to the year ended December 31, 2006 and its Quarterly Report on Form 10-Q with respect to the quarterly period ending on March 31, 2007. Please consider these factors carefully in evaluating the forward-looking statements and do not place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:  WCA Waste Corporation, Houston, Texas
          Tommy Fatjo
          713-292-2400